Execution Version

EXHIBIT 4.21

AMENDMENT NO. 5 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 5, dated as of October 26, 2016 (this “Amendment”), by and among TEXTAINER LIMITED (“TL” or the “Borrower”), a company with limited liability organized under the laws of Bermuda, TEXTAINER GROUP HOLDINGS LIMITED (the “Guarantor’’), a company with limited liability organized under the laws of Bermuda, the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “SWAP CONTRACT COUNTERPARTIES” (each a “Swap Contract Counterparty” and, collectively, the “Swap Contract Counterparties”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and L/C Issuer, is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of September 24, 2012 (as amended by Amendment Number 1 to Credit Agreement and Security Agreement, dated as of July 25, 2013, Consent and Amendment No. 2 to Credit Agreement and Security Agreement, dated as of April 30, 2014, Amendment No. 3, to Credit Agreement dated as of June 19, 2015 and Amendment No. 4 to Credit Agreement dated as of June 23, 2016, the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions thereof; and

WHEREAS, the Required Lenders have agreed to such amendment, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1Definitions; Interpretation.

(a)Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2Amendments to the Credit Agreement. Pursuant to Section 11.01 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(a)The definition of “Applicable Rate” is hereby amended by adding the following sentence at the end of such definition: “Notwithstanding anything in the foregoing to the contrary, at all times during the period from September 30, 2016 through February 28, 2017, the Applicable Rate shall be based on Pricing Level 3.”

(b)Section 6.01 is hereby amended by inserting the following, immediately preceding the “.” at the end thereof:

“; and

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(c)within 45 days after the end of the fourth fiscal quarter of the 2016 fiscal year, a consolidated and, with respect to the Borrower and Guarantor, consolidating balance sheet of such Person and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and, with respect to the Borrower and Guarantor, consolidating statements of income or operations for such fiscal quarter, and the related consolidated changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, unaudited and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Person and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes”.

(c)Section 6.02(b) is hereby amended by inserting “and (c)” immediately following the reference to “(b)”  in the second line of Section 6.02(b).

(d)Section 7.11(b) is hereby amended and restated to read as follows:

“(b) Minimum Consolidated Interest Coverage of Guarantor. At all times from the Closing Date through the fiscal quarter ended June 30, 2016, permit the Consolidated Interest Coverage Ratio of the Guarantor as of the end of any fiscal quarter to be less than 1.5 to 1.  On and after February 28, 2017, in the case of the Guarantor, except to the extent provided herein, permit the Consolidated Interest Coverage Ratio of the Guarantor as of the end of any fiscal quarter (including the fiscal quarter ending December 31, 2016) to be less than 1.5 to 1.”

(e)Section 7.11(d) is hereby amended and restated to read as follows:

“(d) Minimum Consolidated Interest Coverage of Borrower.  At all times from the Closing Date through the fiscal quarter ended June 30, 2016, permit the Consolidated Interest Coverage Ratio of the Borrower as of the end of any fiscal quarter to be less than 2.0 to 1.  On and after February 28, 2017, in the case of the Borrower, except to the extent provided herein, permit the Consolidated Interest Coverage Ratio of the Borrower as of the end of any fiscal quarter (including the fiscal quarter ending December 31, 2016) to be less than 2.0 to 1.”

(f)Section 8.01 is hereby amended as follows:

(i)Section 8.01(e) is hereby amended by deleting the word “or” immediately preceding clause (ii), and by inserting the following at the end of such 8.01(e): “(iii) during the period from September 30, 2016 through February 28, 2017, any Receivables Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee  having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any early amortization or termination event occurs, or other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such

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Indebtedness to be made, prior to its stated maturity, or early amortization of principal of such Indebtedness to occur, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or”

(ii)Section 8.01(m) is hereby amended by inserting, immediately prior the “.” At the end thereof, the following:

“; or

(n)during the period from and excluding September 30, 2016 through and including February 28, 2017, Borrower shall (i) make or commit to capital expenditures (including without limitation for purchases of Marine Containers) in excess of an aggregate of $146,000,000 for capital expenditures committed prior to October 14, 2016; (ii) Dispose of Collateral pursuant to Section 7.05(b) except to the extent that no Default exists or would exist as a result of such disposition and the Borrower repays the Loans in an amount equal to the greater of (x) 100% of the net proceeds of such disposition and (y) 85% of the net book value of the Marine Containers disposed, promptly after Borrower’s receipt of a report from Manager setting forth such proceeds;  (iii) Dispose of Collateral pursuant to Section 7.05 (c), other than dispositions to TMCLII of Receivables Program Assets with an aggregate net book value not in excess of $180,000,000, so long as there occurs a substantially simultaneous paydown of the Loans in an amount equal to (x) $85,000,000 in connection with a transaction involving approximately $150,000,000 of Receivables Program Assets and (y) $23,000,000 in connection with transactions involving sales of approximately $30,000,000 in Receivables Program Assets; (iii) grant liens on Collateral consisting of Segregated Collateral Pools unless no Default exists or would result therefrom and the aggregate amount (determined by net book value) of such released Collateral does not exceed $30,000,000; or (iv) declare or make any Restricted Payments; or (v) have less than $25,000,000 in cash and cash equivalents that is unrestricted and unencumbered (except for liens securing the Obligations) exclusive of any cash or cash equivalents held by Subsidiaries of the Borrower; or

(o)Borrower and Required Lenders shall not have signed, by February 28, 2017, an amendment to this Agreement that revises Section 7.11 and makes other amendments on terms agreed by Borrower and Required Lenders; or

(p)any bankruptcy or insolvency proceeding shall have been filed by or against any customer of the Borrower, Guarantor or any Subsidiary that is lessee of either (i) 1% or more of the Net Book Value of Marine Containers relied upon in order to cause the Borrowing Base to equal or exceed Total Outstandings or (ii) (other than in the case of Hanjin Shipping Co., Ltd. and its Affiliates) 1% or more of the Consolidated Total Assets of the Guarantor, and the Borrower and Guarantor shall not have agreed to additional amendments satisfactory to the Administrative Agent and Required Lenders within ten (10) days following the commencement of such proceeding; or

(q)during the period from September 30, 2016 through February 28, 2017, TEML shall declare or make a dividend or other distribution to the Guarantor the proceeds of which dividend or distribution will be used by the Guarantor to pay a dividend or distribution with respect to the capital stock of the Guarantor; or

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(r)during the period from September 30, 2016 through February 28, 2017, the Guarantor or any of its Subsidiaries (other than TAP Funding Ltd. and TW Container Leasing, Ltd.) enters into a purchase or other acquisition of the capital stock or other securities or (as principal) assets of another Person other than capital expenditures or acquisitions of Receivables Program Assets permitted pursuant to Section 8.01(n)."

(g)Section 11.21 Appointment of Borrower is hereby renumbered as “Section 11.22 Appointment of Borrower.” to correct a numbering error.

(h)Exhibit H is hereby amended and restated in the form attached to as Exhibit A.

SECTION 3Waiver & Agreements.  Subject to the satisfaction of the conditions set forth in Section 4, the Lenders hereby agree that any representation regarding the occurrence of a Default or Event of Default, made or required to be made in connection with the Loans to be advanced on the date of this Amendment, be deemed to be representations after giving effect to this Amendment, and that any requirement that no Default or Event of Default have occurred as of the date of the Notice of Borrowing solely with respect to such advance is hereby waived.  This Waiver is limited to the extent described herein and shall not be construed to be a waiver of any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or a waiver of any Default or Event of Default that may hereafter occur (other than the foregoing waiver).

SECTION 4Conditions of Effectiveness. Sections 2 and 3 of this Amendment shall become effective, as of September 30, 2016, upon the satisfaction of the following conditions:

(a)The execution and delivery of this Amendment by the Borrower, the Administrative Agent and Required Lenders.

(b)There shall not have occurred a material adverse change (a) in the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Guarantor, the Borrower or their Subsidiaries, taken as a whole, since June 30, 2016 (except in each case to the extent triggered by the bankruptcy of Hanjin Shipping Co., Ltd. And its Affiliates), (b) the ability of the Borrower or the Guarantor to perform its Obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against the Borrower or Guarantor of the Loan Documents (collectively, a “Material Adverse Effect”), or (d) in the facts and information regarding the Borrower and Guarantor as represented to date.

(c)The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or the Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(d)The Administrative Agent shall have received certificates of Responsible Officer of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party.

(e)The Administrative Agent shall have received a Borrowing Base Certificate, dated as of September 30, 2016, demonstrating, on a pro forma basis after giving effect to contemplated and permitted asset dispositions and Segregated Collateral Pool Liens and effectiveness of this Amendment, continued Borrowing Base compliance.

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(f)The Borrower shall have provided the Administrative Agent with copies of amendments or waivers, under (i) the Revolving Credit Agreement, dated as of July 23, 2015, among the Borrower, as borrower, the Guarantor, as guarantor, the lenders party thereto and ABN AMRO Capital USA LLC, as administrative agent, (ii) the Term Loan Agreement, dated as of April 30, 2014, among the Borrower, as borrower, the Guarantor, as guarantor, the lenders party thereto and Union Bank, N.A., as administrative agent, (iii) the Credit Agreement, dated as of April 26, 2013, among TAP Funding Ltd., as borrower, the lenders party thereto and ABN AMRO Capital USA LLC, as administrative agent, and (iv) the Credit Agreement, dated as of August 5, 2011, among TW Container Leasing, Ltd., the lenders party thereto and Wells Fargo Securities LLC, as administrative agent, required for the Borrower to certify that no default or event of default exists under any Indebtedness facilities to which the Borrower, Guarantor or Subsidiaries is an obligor, in each case certified as complete and correct and in full force and effect, except to the extent conditioned on the simultaneous effectiveness of this Amendment.

(g)The Borrower shall have paid or caused to be paid to the Administrative Agent all fees as described in the fee letter between the Administrative Agent and the Borrower, including, without limitation, a fee for the account of each Lender who executes and delivers this Amendment no later than 5:00 p.m. eastern time on October 26, 2016, an amendment fee equal to 12.5 basis points of the respective Commitment of such Lender.

(h)The Borrower shall have paid all amounts described in Section 8(b) hereof that have been invoiced prior to the date hereof.

SECTION 5Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent, the Swap Contract Counterparties  and the Lenders as follows:

(a)Each Loan Party hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Article V of the Credit Agreement and in the other Loan Documents. For the purposes of this Section 4, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

(b)This Amendment has been duly executed and delivered by each Loan Party.  The execution, delivery and performance by each Loan Party of this Amendment is within such Loan Party’s corporate powers and has been duly authorized by all necessary corporate or other organizational action.  This Amendment and the Credit Agreement as amended hereby, and all other Loan Documents to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms.

(c)The execution and delivery by such Loan Party of this Amendment and the performance by such Loan Party of this Amendment and the Credit Agreement as amended hereby will not (a) violate any Law, the violation of which could be reasonably expected to result in a Material Adverse Effect, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject.

(d)After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

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SECTION 6Ratification.Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement.  All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby.  The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

SECTION 7FATCA.  For purposes of determining withholding taxes imposed under FATCA from and after the date hereof, the Borrower and the Administrative Agent shall treat, and the Lenders hereby authorize the Administrative Agent to treat, the Credit Agreement (as amended hereby) as not constituting a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 8Miscellaneous.

(a)No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent, the Swap Contract Counterparties and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(b)Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(c)Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender and their respective successors and assigns.

(d)Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(e)Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.01 of the Credit Agreement.

(f)Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

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(g)Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(h)Loan Documents. This Amendment shall constitute a Loan Document.

SECTION 9No Actions, Claims, Etc.  As of the date hereof, each of the Borrower and the Guarantor acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, any L/C Issuer, or any Lender or any of their respective Related Parties, in any case, arising from any action or failure of such Persons to act under the Credit Agreement or any other Loan Document on or prior to the date of this Amendment,  or of any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to the Administrative Agent or any Lender under the Credit Agreement.   Each of the Borrower and the Guarantor unconditionally releases, waives and forever discharges (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Administrative Agent or any Lender to such Borrower, except the obligations required to be performed by the Administrative Agent or any Lender under this Amendment, the Credit Agreement and the other Loan Documents on or after the date hereof, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or Guarantor might otherwise have against the Administrative Agent or any Lender or any of their respective Related Parties in connection with the Credit Agreement, the other Loan Documents or the transactions contemplated thereby, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

SECTION 10Most Favored Lender Status.  The Borrower and Guarantor acknowledge and agree that they will not enter into, amend or modify any document evidencing or governing Indebtedness of Borrower or Guarantor in anticipation of, or having effect during, the period from September 30, 2016 through February 28, 2017 (the “Negotiation Period”), to contain, (a) one or more covenants not contained in this Amendment or one or more covenants that is more restrictive on the Borrower or Guarantor and/or any of its Subsidiaries than the Credit Agreement as amended by this Amendment, (b) one or more Defaults or Events of Default that is not contained in the Credit Agreement as amended by this Amendment or is more restrictive than the Defaults and Events of Default in the Credit Agreement as amended by this Amendment, (c) with respect to any Indebtedness facilities with the Borrower as an Obligor, a borrowing base advance rate on Marine Containers that is lower than 85% or useful life or residual value parameters for Marine Containers that are less favorable to the Borrower or (d) a waiver, amendment or Negotiation Period that is shorter or conditioned on additional matters than the amendment and Negotiation Period as defined in this Amendment, unless in each case the applicable Loan Party contemporaneously executes an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to include each additional or more restrictive covenant, Default or Event of Default and lower Borrowing Base advance rate, less favorable useful life and residual value herein and/or such shorter or more restrictive Negotiation Period or waiver or amendment; provided, that the terms of the Credit Agreement shall nonetheless, without any further action on the part of any Loan Party, the Administrative Agent or any Lender, be deemed amended automatically to include each additional or more restrictive covenant, Default and Event of Default and lower Borrowing Base advance rate, less favorable useful life and residual value and such shorter or more restrictive Negotiation Period, waiver or amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TEXTAINER LIMITED

By	/s/ Michael Harvey
Name:	Michael Harvey
Title:	Executive Vice President

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Director

CONSENTED TO AND ACKNOWLEDGED BY:

GUARANTOR

TEXTAINER GROUP HOLDINGS LIMITED

By	/s/ Adam Hopkin
Name:	Adam Hopkin
Title:	Secretary

[Signature Page to Amendment No. 5 to Credit Agreement]

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THE LENDERS:

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,as a Lender, as L/C Issuer and as Co-Documentation Agent

By	/s/ Emily Alt
Name:	Emily Alt
Title:	Director

BNP PARIBAS, as a Lender and as Co-Documentation Agent

By	/s/ Andrew Stratos
Name:	Andrew Stratos
Title:	Director

ROYAL BANK OF CANADA, as a Lender and as Syndication Agent

By	/s/ Scott Umbs
Name:	Scott Umbs
Title:	Authorized Signatory

[Signature Page to Amendment No. 5 to Credit Agreement]

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MUFG UNION BANK, N.A., as a Lender and as Co-Documentation Agent

By	/s/ Michael McCauley
Name:	Michael McCauley
Title:	Director

KEYBANK NATIONAL ASSOCIATION

By	/s/ Tad L. Stainbrook
Name:	Tad L. Stainbrook
Title:	Vice President

JPMORGAN CHASE BANK. N.A.

By	/s/ William R. Doolittle
Name:	William R. Doolittle
Title:	Executive Director

CITIBANK, NATIONAL ASSOCIATION

By	/s/ Nanci Dias
Name:	Nanci Dias
Title:	Senior Vice President

[Signature Page to Amendment No. 5 to Credit Agreement]

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DBS BANK LTD.

By	/s/ Yeo How Ngee
Name:	Yeo How Ngee
Title:	Managing Director

SANTANDER BANK, N .A.

By	/s/ Marcelo Castro
Name:	Marcelo Castro
Title:	Managing Director

FIRST HAWAIIAN BANK

By	/s/ Darlene N. Blakeney
Name:	Darlene N. Blakeney
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY

By	/s/ Brian R. Jones
Name:	Brian R. Jones
Title:	Senior Vice President

UMPQUA BANK

By	/s/ Patrick O’Bannon
Name:	Patrick O’Bannon
Title:	Vice President

[Signature Page to Amendment No. 5 to Credit Agreement]

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THE SWAP CONTRACT COUNTERPARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Joe Hunter
Name:	Joe Hunter
Title:	Authorized Signatory

MUFG UNION BANK, N.A.

By	/s/ Michael McCauley
Name:	Michael McCauley
Title:	Director

[Signature Page to Amendment No. 5 to Credit Agreement]

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Exhibit A
to AMENDMENT

Exhibit H
to Credit Agreement

CONTAINER DEPRECIATION POLICY

Leased Containers:

Purchased New:

Depreciated on a straight line basis over the period set forth below for the applicable Container to an estimated residual value.

Container Type	Applicable Period (in years)
2B	13
2C	13
2D	13
2F	13
2H	13
2L	15
2M	13
2R	12
2S	13
2T	15
2U	13
2W	13
2Y	12
2Z	13
4F	13
4H	13
4J	13
4L	16
4M	13
4N	13
4S	14
4T	14
4U	13
4W	13
4Y	12

Purchased Used:

Depreciated on a straight line basis over the remaining useful life to an estimated dollar residual value.

Trading Marine Containers:

Not depreciated

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